Exhibit 10.10

LEASE

This Lease Agreement is made to be effective as of February 20, 2006, by and between PREMIER FLEX CONDOS, LLC, a Virginia limited liability company (“Landlord”), and Fairfield Language Technologies, Inc. (“Tenant”).

BASIC LEASE TERMS

Landlord:	Premier Flex Condos, LLC, a Virginia limited liability company

Tenant:	Fairfield Language Technologies, Inc., of 135 West Market Street, Harrisonburg, VA 22801

Premises:	16,000 square feet, within the Building on the Property (as later defined), and any other spaces, facilities or appurtenances as may be set forth herein, as shown on Exhibit A

Term:	Approximately five (5) years, commencing on May 1, 2006, (the “Commencement Date”) and expiring on April 30, 2011, (the “Expiration Date”) unless sooner terminated as provided herein or by law.

Termination Option:

☐  Tenant may terminate the Lease (a) effective two (2) years prior to the Expiration Date or           , 20     , by delivering written notice of termination to Landlord on or before four (4) months prior thereto, or           , 20    , together with a termination fee of $            , or (b) effective one (1) year prior to the Expiration Date, or           , 20    , by delivering written notice of termination to Landlord on or before four (4) months prior thereto, or            , 20    , together with a termination fee of $         .

or   ☒ Not Applicable.

Extension Option:	☒ Lessee may extend the Term for two (2) additional consecutive periods of three (3) years, with each period being in accordance with the provisions of this Lease, or ☐ Not Applicable.

Target Occupancy Date:	May 1, 2006

Deadline Occupancy Date:	May 31, 2006

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Base Annual Rent:	$5.75 per square foot of the Premises, which equates to $92,000 per year, payable in equal monthly installments of.$7,667.

Operating Expenses and Taxes:	☐ $ per square foot of the Premises, or ☒ proportionate share per the Lease of 25% initially estimated to be $600/mo.

Security Deposit:	$7,500

Lease Fee:	$ None

Permitted Use:	Software packaging and distribution

Addresses:	Landlord:	Premier Flex Condos, LLC
c/o InterChange Group, Inc.
Attn: Devon C. Anders
1346 Pleasants Drive, Suite 6
Harrisonburg, VA 22801
Facsimile: 540-442-1632

	Tenant:	Fairfield Language Technologies, Inc.
Attn: Charles E. Wilson
135 West Market Street
Harrisonburg, VA 22801
Facsimile: 540-432-0953

Landlord Improvements/Alterations:	Addendum governing Landlord improvements ☐ is ☒ is not attached to this Lease.

Tenant Improvements:	Addendum governing Tenant Improvements ☐ is ☒ is not attached to this Lease.

Guaranty/ Security:	Lease is secured by None (If none, so state)

Broker:	None (If none, so state)

Other Terms:

Company cat is permitted inside the Premises. Lease is subject to approval by Landlord’s lender CPI adjustment in 2.01 will not apply until May 1, 2009 for the change in the index from March 2008 to February 2009.

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ARTICLE 1 – GENERAL PROVISIONS

1.01            Premises. Subject to and upon the terms and conditions of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord the Premises as defined in the Basic Lease Terms and shown on Exhibit A,           together with all improvements thereon and appurtenances thereto (the “Property”).

Tenant shall have the right to use, in common with others, the “Common Areas” serving the Property, which include the entrance area, sidewalks surrounding the Building and other areas not located within the Premises which are designated by Landlord for use by Tenant in common with others, in each case for the designated purpose(s) and in accordance with the terms of this Lease. Landlord shall have the right from time to time to change, enlarge, diminish or rearrange the area, level, location and arrangement of the Common Areas and do such things from time to time as in Landlord’s sole discretion may be necessary regarding the Common Areas, including designation of portions of the Common Areas for exclusive parking or use by other tenants of the Building, so long as Tenant’s access to and use of the Premises are not materially impaired thereby.

1.02            Use. Tenant shall use the Premises and Common Areas only as set forth in the Basic Lease Terms, and for no other purpose without Landlord’s prior written and discretionary consent. Tenant shall not create or permit a nuisance at the Premises or use (or permit the use of) the Premises for any immoral or illegal purposes. Tenant shall conduct its business in such a manner, both with regard to noise and other nuisances, as will not interfere with, annoy or disturb any other tenant at the Property in the conduct of its business or Landlord in the management of the Property. No outside storage (including storage within trailers) is permitted without the prior written and discretionary consent of Landlord. Any storage exceptions at the time of the Effective Date are state in the Basic Lease Terms. Landlord consents to up to two dogs and the company cat being kept on the Premises or brought onto the Premises by Tenant so long as such animals remain inside the Building at all times.

If Landlord pre-approves outside trailer storage in its discretion, Tenant expressly agrees that dropping of trailers shall be accomplished in a manner that minimizes to the greatest extent practicable any damage to or wear and tear on the pavement, including without limitation, the use of wood or other buffers sufficient to minimum the impact on the underlying pavement. Tenant agrees to indemnify and hold Landlord harmless from and against all costs, expenses and damages incurred as a result of Tenant’s storage of trailers on the Property, including without limitation, any damage to the pavement that occurs.

1.03            Term. The term of this Lease shall be for the number of calendar months or years specified in the Basic Lease Terms. If the Basic Lease Terms afford Tenant an option to extend the term of this Lease for one or more additional periods, or to terminate the Lease early, the exercise of either option shall be governed by this section.

If Tenant desires to exercise either option, Tenant must deliver written notice of extension or termination to Landlord at least 120 calendar days prior to the expiration of the term or period, as further specified in the Basic Lease Terms, but no such extension or termination shall be allowed or effective if Tenant is in default of this Lease at the time of notice of exercise or the commencement date of the extended term or period or at the time of notice of exercise of the termination.

1.04            Condition of Premises. Landlord has no responsibility for the performance or cost of any improvements or alterations that Tenant desires be made to the Premises unless otherwise set forth under the Basic Lease Terms. If any such responsibility of Landlord is set forth, Landlord shall not be liable for delays in the completion of such improvements unless caused by the negligence or willful misconduct of Landlord.

Tenant’s taking occupancy of the Premises shall conclusively establish that Tenant has inspected the Premises and Common Areas and accepts the Premises and Common Areas in their “AS IS” condition, with all faults, latent or patent.

1.05            Security Deposit. Tenant shall concurrently with execution of this Lease deposit with Landlord a Security Deposit in the amount set forth in the Basic Lease Terms. Landlord shall not be required to keep the Security Deposit separate from its general funds. The Security Deposit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms of this Lease. If Tenant fails to pay any Rent or other sums payable to Landlord when due, or Landlord makes payments on behalf of Tenant, or Tenant fails to perform any of the terms of this Lease, then Landlord may, at its option without prejudice to its other rights and remedies, apply the Security Deposit or a portion thereof to any Rent or other sums due or to the loss or damage sustained by Landlord due to such breach on the part of Tenant. Tenant shall, within five days after written demand, restore the Security Deposit to the original sum in the event Landlord so applies all or any portion of the Security Deposit. If Tenant fully complies with its obligations under this Lease, then Landlord shall return the Security Deposit to Tenant within thirty days after expiration of this Lease. Landlord may apply the Security Deposit to make any repairs to, or to clean the Premises at the end of the term, deducting the cost thereof from the Security Deposit. If Tenant fails to occupy the Premises in accordance with the terms of this Lease, Landlord’s remedies shall include, without limitation, retention of the Security Deposit.

ARTICLE 2 - RENT

2.01            Rent.

(a)                                  As Base Rent (“Rent”) for the first three (3) years of the Lease, Tenant shall pay an annual amount, payable in equal monthly installments, all as set forth

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in the Basic Lease Terms, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter, in lawful money of the United States, without notice, demand, offset or deduction, and without abatement, with proration for any partial month at the beginning or end of the Term.

On the anniversary of the Commencement Date beginning in 2009, and each year thereafter during the Term, the Base Rent for the succeeding lease year shall be increased over the then-current Base Rent (compounding the increases) by the amount of the percentage increase if any, in the All Urban Consumers Price Index (CPI-U) U.S. City Average, all items (1982-1984 = 100), issued by the Bureau of Labor Statistics, U.S. Department of Labor (the “Index”) during the twelve-month period ending three months prior to such adjustment date. No adjustment will be made for a decrease in the Index. If the Index is discontinued, Landlord may designate a comparable substitute index.

(b)                       All costs, expenses and amounts other than Rent payable by Tenant pursuant to this Lease shall be deemed additional rent, and in the event of nonpayment, Landlord shall have the same rights and remedies as apply to the nonpayment of Rent. lf any Rent or additional rent is not paid by Tenant within ten days of written demand for such payment, interest shall accrue and be payable thereon at the rate of 16% per annum.

(c)                        Any payment of Rent not received by Landlord within ten (10) calendar days of the date due shall incur a late charge of five percent (5%) of the delinquent amount. The late charge shall apply for each month that any Rent plus penalty remains unpaid.

2.02            Operating Expenses and Taxes.

(a)                        It is the intention of the parties that the leasing of the Premises to Tenant pursuant to this Lease is on an absolutely net (sometimes called triple net) basis, and that Landlord will not be liable to contribute to any costs, charges, impositions, outlays, contributions or expenses regarding the Premises during the Term except as expressly provided otherwise in this Lease.

(b)                       Tenant agrees to pay its Proportionate Share (as defined below) of all costs incurred by Landlord in operating, maintaining, repairing and securing the Premises, Building and Common Areas that accrue or become due during the Term, including but not limited to all of the following (the “Common Area Expenses”):

(i)         real property taxes attributable to the Property and the Building,

(ii)       costs and expenses of cleaning, inspecting, repairing, replacing, policing, and maintaining the Property (including, without limitation, costs of cleaning, snow removal, sprinkler system maintenance, landscaping, mowing, waste

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collection and disposal, lighting, security, and repairs) and all supplies and materials related thereto;

(iii)                 the costs and expenses (including without limitation, premiums) of keeping in force hazard and general liability insurance with respect to the Building and Property; and

(iv)                costs and expenses incurred for electricity, water, gas, alarm systems; fuel and other utilities, including all connection, maintenance and repair charges, with respect to the Building and Common Areas, except to the extent separately metered and the responsibility of Tenant or another tenant of the Building.

The Common Area Expenses shall NOT include the following: (I) capital investments treated as capital expenditures on Landlord’s books in accordance with generally accepted accounting principles, or (II) amounts for which Landlord receives reimbursement from insurance or another tenant (to the extent of such reimbursement), or (III) cost of structural or roof repairs.

For purposes of this Lease, Tenant’s “Proportionate Share” shall equal a fraction, the numerator of which is the square footage of the Premises and the denominator of which is the square footage of the Building, as specified in the Basic Lease Terms.

(c) At the beginning of the Lease and of each calendar year, Landlord shall estimate the Common Area Expenses for the coming year as well as Tenant’s Proportionate Share thereof. The annual estimated amount shall be payable by Tenant to Landlord in twelve (12) equal monthly installments, in advance, on the first (1st) day of each calendar month, as additional rent, without deduction or set-off. After the end of each calendar year, Landlord will furnish to Tenant a statement showing in reasonable detail the actual Common Area Expenses for such year. Any deficit will be paid by Tenant within thirty (30) days after demand by Landlord. Tenant will not be liable for any deficit greater than fifteen (15%) percent above the annual estimated amount. Any surplus will be applied against rent thereafter coming due or refunded to Tenant, at Landlord’s option.

If Tenant disputes Landlord’s determination of Common Area Expenses for any calendar year, Tenant shall notify Landlord, in writing, within sixty (60) calendar days after receipt of notice from Landlord of the matter giving rise to the dispute. If Tenant does not so notify Landlord within that 60-day period, Tenant shall have waived its right to dispute such determination or calculation. If Tenant timely disputes any such determination or calculation, Tenant shall have the right to inspect Landlord’s accounting records at Landlord’s office during normal business hours, and if, after such inspection, Tenant still disputes such determination or calculation, a certification as to the proper amount made by a nationally recognized independent certified public accounting firm

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selected by Landlord shall be final and conclusive. Tenant shall pay the cost of such certification unless such certification discloses an error which favors Landlord by more than five percent of the amount previously determined by Landlord. If such certification reveals that the amount previously determined by Landlord was incorrect, a correction shall be made, and either Landlord shall promptly return to Tenant any overpayment or Tenant shall promptly pay to Landlord any underpayment which was based on such incorrect amount. Notwithstanding the pendency of any dispute hereunder, Tenant shall make payments based upon Landlord’s determination or calculation until such determination or calculation has been established hereunder to be incorrect.

2.03            Utility Charges. Tenant shall arrange for, in its own name, and pay all charges for electricity, water and sewer, telephone and communication services and other utility services used, rendered or consumed by Tenant upon the Premises during the Term which are separately metered, before any interest or penalty shall accrue thereon.

ARTICLE 3 – AFFIRMATIVE OBLIGATIONS

3.01            Compliance with Laws. Tenant, at its sole cost and expense, shall comply with all laws, ordinances, orders, rules, regulations and other governmental requirements regarding the use, condition or occupancy of the Premises and Tenant’s activities thereon, and Tenant shall not use or permit any other party to use the Premises in a manner that violates any of said legal requirements.

Without limiting the generality of the foregoing, Tenant shall not nor permit any other party to bring on the Premises or Property any Hazardous Materials or do anything that would violate any Environmental Requirements, pose any risk to Landlord or to the community, or result in an increase in any insurance rate paid with respect to the Premises, Building or Property.

“Hazardous Materials” means any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.) (“CERCLA”) or any regulations promulgated under or pursuant to CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”) or regulations promulgated under or pursuant to RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Premises or adjacent property or poses or threatens to pose a

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hazard to the health or safety of persons on the Premises or adjacent property; or (C) which, if it emanated or migrated from the Premises, could constitute a trespass.

“Environmental Requirements” means all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivision, agency or instrumentally exercising jurisdiction over the owner of the Premises, the Premises, or the use of the Premises, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemical, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

3.02            Repairs and Maintenance. Tenant shall not commit waste and shall, at its sole cost and expense: (a) keep the Premises in a reasonably safe and clean condition and in good order and repair (including without limitation, keeping all rubbish and garbage in containers), and (b) perform maintenance on, and promptly and diligently make all repairs and replacements to the Premises, as needed, and (c) keep a minimum heated temperature of 40 degrees F at all times to protect the wet sprinkler system from freezing. If common dumpster areas are designated by Landlord, Tenant shall use such dumpster areas in accordance with rules reasonably imposed by Landlord.

Notwithstanding the foregoing, and except as otherwise provided in Section 5.02 below, Landlord agrees to maintain the exterior walls, floor slab, structure and roof of the Building.

3.03            Surrender at End of Term. Upon the expiration or sooner termination of the Term, as it may be renewed or extended, Tenant shall promptly quit and immediately surrender to Landlord the Premises, in good order and condition, ordinary wear and tear and casualty damage excepted.

ARTICLE 4 - NEGATIVE OBLIGATIONS

4.01            Alterations. Tenant shall not make alterations to or construct new improvements on the Premises without Landlord’s prior written and discretionary consent or unless otherwise set forth, as of the Effective Date, under the Basic Lease Terms, provided that Tenant may make interior, non-structural changes to the Premises without Landlord’s prior written consent but with prior notice to Landlord so long as such changes will not result in damage to the Premises or the Building upon removal at conclusion of the Term or interfere with operations or use of other tenants or Landlord. All alterations shall be performed and completed in a good and workmanlike manner in compliance with all applicable laws, rules, regulations and ordinances.

4.02            Mechanics’ Liens. Tenant shall pay or cause to be paid all costs and charges for work done by it or caused to be done by it on the Premises and for all

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materials furnished for or in connection with such work. Tenant hereby indemnifies and agrees to hold Landlord and the Premises harmless from and against all mechanics’ liens, claims of liens, and other costs, expenses, liabilities, claims and demands on account of such work (collectively, “Liens”). If any Lien is at any time filed against the Premises due to Tenant’s actions, Tenant shall cause such Lien to be discharged of record within thirty calendar days after the filing of such Lien, whether by payment, posting of a statutory surety bond with the appropriate court, or otherwise. If Tenant fails to pay any charge for which such a Lien has been filed, and such Lien has not been discharged of record as described above and Landlord reasonably believes that its interest in the Premises is in jeopardy of forfeiture as a result, Landlord may pay such charge and related costs and interest, and the amount so paid by Landlord, together with reasonable attorneys’ fees and disbursements incurred in connection therewith and interest thereon, shall be immediately due from Tenant to Landlord, as additional rent.

4.03            Assignment and Subletting. Tenant shall not assign this Lease or any interest herein, or sublet all or any part of the Premises to any third party, without the prior written and discretionary consent of Landlord. Such consent by the Landlord will not be unreasonably withheld.

ARTICLE 5 - INSURANCE AND INDEMNIFICATION

5.01            Insurance.

(a) At all times during the Term, Tenant shall carry and maintain, at Tenant’s sole cost and expense, the following insurance, in the amounts specified below:

(i)      worker’s compensation insurance in accordance with applicable law, covering all of Tenant’s employees;

(ii)     casualty insurance covering Tenant’s personal property and equipment located on the Premises;

(iii)    any other insurance legally required to be maintained by Tenant with respect to its business operations or otherwise; and

(iv)    comprehensive general liability insurance in an amount not less than $2,000,000 per occurrence and $5,000,000 in the aggregate (which coverage may be maintained as comprehensive general liability in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, together with an umbrella policy to achieve the higher limits specified above).

(b) The comprehensive general liability policy of insurance provided for in paragraph 5.01 (a)(iv) shall name Landlord and such other parties as Landlord specifies from time to time as additional insureds. All such policies shall provide that they may not be terminated or amended except after fifteen days’ prior written notice of termination to Landlord.

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5.02            Casualty and Damage. Tenant shall immediately notify Landlord of fire or other casualty to or any defects in or damage to the Premises. If further damage occurs between that Tenant discovers such damage or defect and the time that Tenant notifies Landlord thereof, Tenant shall pay the cost to repair such additional damage unless such additional damage could not have been avoided had Tenant promptly notified Landlord.

Notwithstanding anything to the contrary in this Lease, Tenant shall be liable for any damage to the Premises, Building or Property caused by its negligence or the negligence of its agents or employees, and Landlord may, at its option, repair such damage and Tenant shall thereupon reimburse and compensate Landlord as additional rent within 10 days after invoice from Landlord of the total cost of such repair and damage.

If the Premises is so damaged by fire or other casualty that the Premises becomes untenantable by Tenant, then Landlord shall repair the damage to the extent of available insurance proceeds and this Lease shall continue in force, unless the Term is within 18 months of its expiration or Landlord estimates that such repair or restoration will require more than 180 calendar days to complete, in which event Landlord may elect not to repair such damage. If Landlord elects not to repair the damage, Landlord shall notify Tenant and this Lease shall terminate. During the period of time that the Premises are unsuitable for occupancy by Tenant in the operation of its business, Rent shall abate (on a proportionate, square-footage basis if less than all of the Premises is rendered untenantable). Tenant has no obligation to repair any damage to the Premises caused by fire or other casualty, excepting only losses not covered by casualty insurance which are caused by the negligence or willful misconduct of Tenant, its agents, contractors or employees.

5.03            Indemnification. Tenant agrees to indemnify and hold harmless Landlord from and against all liabilities, losses, claims, demands, costs, expenses, fines and remediation costs (including reasonable attorneys’ fees and expenses) and judgments of any nature arising, or alleged to arise, from or in connection with any violation or alleged violation by Tenant of this Lease or any legal requirements relating to the Premises, including without limitation violation of any applicable law regulating hazardous or toxic substances, including without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6991 et seq., as such laws may be amended from time to time. The foregoing indemnification (a) shall not apply to insured losses to the extent of insurance proceeds received, and (b) shall survive termination or expiration of this Lease.

5.04         Release. Landlord and its agents shall not be liable by abatement in rent or otherwise, for any damage either to the person or the property of the Tenant, or for the loss of or damage to any property of Tenant by theft or for any other cause, whether similar or dissimilar to the foregoing, unless caused by the gross negligence or willful misconduct of Landlord. Landlord shall not be liable for any injury or damage to persons or property or loss or interruption of business resulting from fire, explosion, electricity,

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water, rain, or snow from any part of the Building, or from the pipes, appliances or plumbing works, or from the roof, street, or subsurface or from any other place, or by any cause of whatever nature unless due to the intentional misconduct of Landlord.

ARTICLE 6 - DEFAULT

6.01            Tenant’s Default. It shall be a default under this Lease if:

(a)                 Tenant fails to pay any Rent on or before the date due (provided that with respect to the first payment default in any rolling six-month period. Tenant shall he entitled to written notice of default and ten (10) calendar days in which to cure such default);

(b)                Tenant fails to perform or observe any provision of this Lease to be performed or observed by Tenant and such failure continues for: (i) as to monetary defaults, ten calendar days after Landlord delivers written notice thereof to Tenant, or (ii) as to nonmonetary defaults, thirty calendar days after Landlord delivers written notice thereof to Tenant, or such longer period as may be reasonably necessary to cure such default if it cannot be cured within thirty calendar days but cure is commenced within that period and diligently pursued thereafter;

(c)                 If Tenant files a voluntary petition in bankruptcy or is adjudicated bankrupt or insolvent, or in any action or proceeding files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state bankruptcy, reorganization or debt reduction law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or substantially all of Tenant’s Premises or of the Premises;

(d)                   If within sixty (60) calendar days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, debt adjustment, dissolution or similar relief under any present or future federal or state law, such proceeding has not been dismissed; or

(e)                    If within sixty (60) calendar days after the appointment, without consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of all or substantially all of Tenant’s Premises or of the Premises, such appointment shall not have been vacated, or if within sixty (60) calendar days after the expiration of any such stay, such appointment has not been vacated.

6.02            Landlord’s Remedies.

(a)                                  If Tenant defaults under this Lease as set forth in Section 6.01, Landlord shall have all rights and remedies available to Landlord at law or in equity, and without limitation, shall have the right to accelerate the Rent and other amounts payable pursuant to this Lease for the balance of the Term. Landlord’s exercise of, or failure to exercise,

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any right or remedy shall not constitute a waiver or preclude the exercise of any other right or remedy. Without limiting the generality of the foregoing, upon a default by Tenant under this Lease, Landlord shall have the right to terminate this Lease by notice to Tenant. If Landlord gives such notice of termination, this Lease, the Tern and all of Tenant’s right, title and interest hereunder shall wholly cease and expire on the date specified in such notice in the same manner, and with the same force and effect (except as to Tenant’s liability), as if such date were the expiration date, without the necessity of reentry or any other act on Landlord’s part. Upon any termination of this Lease, Tenant shall quit and surrender to Landlord the Premises as set forth in Section 3.03, If Tenant defaults under this Lease, in addition to any other rights or remedies available to Landlord, Landlord shall be entitled to recover from Tenant as damages an amount equal to the total of:

(i)   all costs, including, without limitation, reasonable attorneys’ fees disbursements, incurred by Landlord to recover the Premises;

(ii)   all Rent and additional rent accrued and unpaid as of the date of termination of the Lease: and

(iii)  any other sums that Landlord is entitled to collect at law or in equity for damages and losses actually suffered or incurred by Landlord as a result of Tenant’s default.

(b)         If Tenant defaults in making any payment required to be made by Tenant (other than payments of Rent) or defaults in performing any other obligations of Tenant under this Lease, Landlord may, but shall not be obligated to, make such payment or, on behalf of Tenant, expend such sum as may be necessary to perform such obligation. All sums so expended by Landlord shall be repaid by Tenant to Landlord on demand, as additional rent. No such payment or expenditure by Landlord shall be deemed a waiver of Tenant’s default or affect any other remedy of Landlord by reason of such default.

(c)          Amounts unpaid when due pursuant to this Lease shall bear interest at the rate of 16% per annum from the date due until the date paid.

6.03            Survival of Remedies. The remedies permitted by Sections 5.03 and 6.02 and all indemnity provisions set forth in this Lease shall survive the expiration or sooner termination of this Lease.

ARTICLE 7 - SUBORDINATION

7.01            Subordination and Attornment. This Lease, including the covenant of quiet enjoyment, is and shall be subject and subordinate to all mortgages, deeds of trust or other encumbrances, and any and all conditions, renewals, extensions, modifications, consolidations and replacements of any or all of the foregoing, now or hereafter affecting all or any portion of the Property. This clause shall be self-operative and no further instrument of subordination shall be required in order to effectuate it. Nevertheless, Tenant shall execute and deliver promptly any certificate or other assurance in confirmation of such subordination reasonably requested by any mortgagee or Landlord.

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In the event any proceedings are brought for foreclosure of any mortgage, deed of trust or other encumbrance to which this Lease is subject and subordinate, Tenant shall, upon request of the party succeeding to the interest of Landlord as a result of such proceedings, automatically attorn to and become the tenant of such successor in interest without change in the terms of this Lease. Tenant shall, on request by, and without cost to Landlord or such successor in interest, execute and deliver any instruments confirming such attornment.

7.02            Estoppel Certificate. Either party shall from time to time, within ten days after receiving a written request from the other party, execute and deliver a written statement certifying that: (a) this Lease is in full force and effect; (b) this Lease is unmodified, or if modified, stating any such modifications; (c) there are no defenses or offsets to the Lease claimed by the responding party, or specifying any such defenses or offsets, if any are claimed; and (d) the other party is not in default hereunder, and to the best of its knowledge, no events or conditions then exist which, with the passage of time, the giving of notice, or both, would constitute a default on the other party’s part, or specifying any such defaults, events or conditions, if any are claimed.

7.03.           Quiet Possession. Subject to the terms and conditions of this Lease and any and all encumbrances of record concerning the Property or of which Tenant or its principals now or hereafter has actual or constructive knowledge, Landlord warrants that Tenant’s peaceable and quiet enjoyment of the Premises shall not be disturbed by anyone claiming by, through or under Landlord.

ARTICLE 8 - LANDLORD’S RIGHTS

8.01            Right to Enter. Landlord and its agents and employees may enter the Premises at reasonable times, upon reasonable notice, and at any time if a state of emergency exists, without charge, liability, or abatement of Rent, to: (a) examine the Premises; (b) make and perform maintenance, repairs, alterations, improvements, and additions either required by the Lease or advisable to preserve the integrity, safety, and good order of the Property or any portion thereof; (c) comply with applicable laws, ordinances, rules, orders, regulations or other governmental requirements; or (d) exercise any right of Landlord, or perform any obligation of Landlord pursuant to this Lease.

8.02            Holdover and Renewal. If Tenant or anyone claiming under Tenant remains or continues to he in possession of the Premises or any part thereof after the end of the Term or any sooner termination of this Lease, Tenant shall he deemed to be a tenant from month- to-month with rent payable at the rate of 150% of the Rent otherwise payable but otherwise subject to the terms and conditions of this Lease and terminable at will. If Tenant holds over and Landlord incurs damages or expenses to a subsequent tenant who cannot take occupancy as a result, Tenant shall indemnify and hold harmless Landlord against any and all such damages or expenses, including reasonable attorneys’ fees.

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ARTICLE 9 - MISCELLANEOUS

9.01            Brokers. Tenant and Landlord each represent and warrant to the other that it has had no dealings with any real estate broker in connection with this Lease, unless a broker is specified under the Basic Lease Terms, and that it knows of no other person who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith. Each party agrees to indemnify and hold the other party harmless with respect to any claim for a commission, tinder’s fee or other like payment brought by any person by reason of the indemnifying party’s acts and against any and all loss, liability and expenses that the other party may incur should the foregoing representation and warranty prove incorrect.

9.02            Litigation Costs and Attorneys’ Fees. In the event of any litigation or other action between Tenant and Landlord to enforce any provision of this Lease or otherwise with respect to the subject matter hereof, the unsuccessful party in such litigation or other action (as to liability, without regard to any monetary award) shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees and disbursements. incurred therein by the successful party.

9.03            Notices. All notices, requests, bills, consents and other communications given under this Lease must be in writing, and delivered personally, by facsimile, by reputable overnight courier service or by certified mail, postage prepaid, addressed as follows:

To Landlord:
If by Mail	Premier Flex Condos, LLC
or delivery	Attn: Devon C. Anders
c/o InterChange Group, Inc.
1346 Pleasants Drive, Suite 6
Harrisonburg, VA 22801
Facsimile: 540-442-1632

To Tenant:
If by Mail	Fairfield Language Technologies, Inc.
or delivery	Attn: Charles E. Wilson
135 West Market Street
Harrisonburg, VA 22801
Facsimile: 540-432-0953

Notices will be deemed delivered as follows: (i) if delivered personally, upon delivery, (ii) if delivered by facsimile, immediately upon electronic confirmation of receipt of transmission at the number given above, (iii) if delivered by reputable overnight courier, as of 12:00 noon on the business day designated to such courier for delivery at the address given above, delivery-fee prepaid, or (iv) if delivered by certified mail, as of the third business day after deposit in the U.S. Mail, addressed as above, postage-prepaid

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and return receipt requested. Either party may change; its address for notice purposes by giving notice hereunder.

9.04           Severability. If any provision of this Lease is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and in lieu of each provision of this Lease that is so held to be illegal, invalid or unenforceable, there shall be added as a part of this Lease a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

9.05           No Implied Surrender or Waiver. No provisions of this Lease shall be deemed to have been waived unless such waiver is in writing and signed by the party to be charged therewith. The receipt by Landlord of Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent or other charges due under this Lease shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of rent or other charges shall be deemed an accord and satisfaction, and Landlord may accept such check for payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the lease term.

9.06           Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, executors, administrators, successors, and subject to Section 4.03, their assigns.

9.07           Governing Law. This Lease is governed by, and shall be construed in accordance with, the laws of the Commonwealth of Virginia. The parties agree that the proper and convenient venue for any action or proceeding to enforce, construe or otherwise in respect of this Lease shall be the District or Circuit Court of Rockingham County, Virginia and the parties hereby consent to the jurisdiction of such courts. Both Landlord and Tenant hereby waive the right to trial by jury in any action, proceeding or counterclaim brought by either party against the other arising out of this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and or any injury or damage on or about the Property.

9.08           Entire Agreement. The entire contract of the parties is contained herein, and there are no promises, agreements, representations, warranties, conditions or understandings, either oral or written, between them, other than as are herein set forth.

9.09           Authority. Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder. Tenant represents and warrants that it has full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder.

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9.10           No Partnership. By entering into this Lease, there is no intention to create a partnership or any relationship other than landlord and tenant, and the parties state specifically that they are not partners or joint venturers.

9.11.          Modifications. No amendment or modification of this Lease shall be valid or binding, unless expressed in writing and signed by the party or parties to be bound thereby.

9.12           Exhibits. Any exhibit attached hereto is hereby incorporated herein by this reference as if the same were fully set forth.

9.13           Headings. The language in all parts of this Lease shall be in all cases construed according to its fair meaning and not strictly for or against Landlord or Tenant. The caption of each section is added as a matter of convenience only and shall be considered of no effect in the construction of any provision of this Lease.

9.14           Time of the Essence. Time is of the essence with respect to this Lease and of each and every provision hereof.

9.15           No Recordation. Tenant agrees that it will not record this Lease unless required in any litigation involving Tenant.

9.16           Dispute Resolution. If a dispute between Landlord and Tenant arises out of or relates to this Lease and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by a mediation counsel acceptable to both parties before resorting to litigation or other court action. If the parties cannot agree to a mediation counsel, the Court otherwise having jurisdiction of the matter in dispute shall appoint one. Mediation fees, if any, shall be divided equally between the parties. If any party commences a court action based on a dispute or claim to which this Section applies without first attempting to resolve the matter through mediation, then in the discretion of the judge, such party shall not be entitled to recover attorneys’ fees even if they would otherwise be available to that party in any such court action. If for any reason a resolution of the dispute cannot be reached through mediation within forty-five (45) days after the request for mediation is filed, then the parties shall not be required to proceed further with the mediation and either party may pursue any other available remedies under this Agreement, by filing a suit in equity or action at law in a court of competent jurisdiction. However, LANDLORD AND TENANT (AFTER CONSULTATION WITH THEIR RESPECTIVE COUNSEL) SHALL AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE.

9.17           Right of First Offer. Landlord hereby grants to Tenant a right of first offer, during the Term of the Lease, to lease an additional 8,000 square feet on the south side of

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the Premises and an additional 16,000 square feet on the north side of the Premises (the “RFO Space”). If Landlord proposes to lease all or any portion of the RFO Space to any third party, Landlord shall first notify Tenant in writing, describing the premises to be leased (the “Offered Space”). Tenant shall have five (5) business days after receipt of such notice from Landlord in which to notify Landlord in writing that Tenant exercises its right of first offer and agrees to lease the Offered Space on the terms of this Lease. If Tenant fails to timely exercise its right of first offer, Tenant shall be deemed to have waived its right of first offer as to the Offered Space, and Landlord shall be free to lease the space or any part thereof. If Tenant does timely exercise its right of first offer, then Tenant shall promptly upon Landlord’s request execute and deliver an amendment to the Lease adding the Offered Space to the Premises.

The foregoing Right of First Offer shall not apply to any leases to third parties by Landlord for a term of six (6) months or less.

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the date first set forth above.

LANDLORD:		TENANT:

PREMIER FLEX CONDOS, LLC		FAIRFIELDLANGUAGE

TECHNOLOGIES, INC.
By: InterChange Group, Inc., its Manager

BY:	/s/ Devon C. Anders	BY:	/s/ Tom Adams
	Name: Devon C. Anders	Name:	Tom Adams
	Title: President	Title:	CEO

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ADDENDUM TO LEASE
LANDLORD AND TENANT IMPROVEMENTS

This Addendum dated March 8, 2006, is attached to and forms a part of and amends that Lease dated February 20, 2006, between Premier Flex Condos, L.L.C., as Landlord, and Fairfield Language Technologies, Inc., as Tenant.

1.            Landlord Improvements. Landlord agrees to contract with D.K. Patterson Construction, Inc., to make certain improvements to the Premises, which improvements are identified as such on Exhibit 1 to this Addendum (the “Landlord Improvements”). The plans for the Landlord Improvements (and for the Tenant Improvements, as defined below) have been prepared by the contractor for approval by Landlord and Tenant prior to commencement of the work (the “Plans”). Once Landlord and Tenant approve the Plans, which shall be noted thereon, the plans shall be attached to this Addendum as Exhibit 2. Tenant shall provide Landlord a letter stating its approval of the Plans, which shall be provided to Landlord not later than March 17, 2006.

Landlord shall apply to Rockingham County for a building permit not later than March 10, 2006. Provided the County issues such permit by March 31, 2006, all Landlord Improvements will be completed by the Deadline Occupancy Date, or within sixty (60) days after the permit issuance, if later due to delay by the County. Issuance of a temporary occupancy permit shall be deemed as completion.

2.            Tenant Improvements. Tenant plans to provide, all at its own expense, certain improvements to the Premises as identified on Exhibit 1 (the “Tenant Improvements”). Tenant agrees to cooperate with the contractor in a timely manner and in good faith to coordinate the performance of the work related to Landlord’s Improvements and to Tenant Improvements with the objective of completing all of such work within the time period set forth above. Tenant shall ensure that its work shall not interfere with the timing and work of Landlord’s contractor to cause any delays. Landlord shall not be liable for delays in completing Landlord Improvements unless caused by its willful misconduct.

3.            Improvements Generally. Landlord shall not be responsible for the repair, replacement or maintenance of the Landlord Improvements or any Tenant Improvements, all of which shall be Tenant’s sole responsibility for the Term of the Lease, including any extensions, subject, however, to any warranty obligations of the contractor as set forth on Exhibit 3 regarding such Landlord Improvements.

Upon installation, all Landlord Improvements and any Improvements made by Tenant shall become the property of Landlord, and Tenant disclaims any ownership interest in them. This paragraph shall not apply, however, to any of those items listed in No. 11 of Exhibit 1 that are personal property and not fixtures (the latter being those items the removal of which would result in damage to the Premises.)

4.            Disruption. Tenant understands and agrees that the construction of Landlord Improvements and Tenant Improvements are at Tenant’s request and will cause some disruption of Tenant’s use of the Premises. Tenant agrees that no such disruption will result in or form the basis for any constructive eviction, eviction, abatement of rent or other claim against Landlord.

5.            Additional Rent. Tenant shall pay, as Additional Rent, the total sum of $140,754.00 for the cost of the Landlord Improvements. Such Additional Rent shall be paid according to the following schedule:

(a) $46,000.00 shall be paid on or before April 5, 2006;

(b) $46,000.00 shall be paid on or before May 5, 2006;

(c) $48,754.00 shall be paid on or before June 5, 2006, or upon receipt of a final Certificate of Occupancy, whichever is later.

Landlord shall have the same rights and remedies as apply to nonpayment of rent in the event any Additional Rent is not paid according to the terms set forth.

6.            Change Orders. Any change orders must be approved in writing by Landlord. All costs relating to any changes shall be paid by Tenant.

7.            Time of the Essence. Time is of the essence in the execution of this Addendum and other approvals provided for herein. To that end, this Addendum shall be executed by Tenant no later than March 17, 2006. If that does not occur, Landlord shall have the option of terminating the Lease or negotiating later deadlines for the work to be done and occupancy by Tenant.

8.            Ratification of Lease. Except as specifically herein modified, all other terms and conditions of the Lease shall remain unchanged and in full force and effect, and are hereby ratified by both Landlord and Tenant as if fully set forth in this Amendment.

IN WITNESS WHEREOF, the parties have duly executed this Addendum to Lease, under seal, effective as of the date first written above.

LANDLORD:		TENANT:

PREMIER FLEX CONDOS, LLC		FAIRFIELD LANGUAGE
TECHNOLOGIES, INC.

By: InterChange Group, Inc., its Manager

BY:	/s/ Devon C. Anders	BY:	/s/ Tom Adams
	Name: Devon C. Anders	Name:
	Title: President	Title:

Date:	3/16/06	Date:

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SECOND ADDENDUM TO LEASE

This Second Addendum to Lease, dated March 8, 2007, is attached to and forms a part of and amends that Lease dated February 20, 2006, between Premier Flex Condos, L.L.C., as Landlord, and Fairfield & Sons Ltd. d/b/a Fairfield Language Technologies, as Tenant, pursuant to which Tenant leases from Landlord 16,000 square feet (the “Premises”) within the Building located on a 5.08-acre parcel of land that is more particularly described as

1.            Premises. Tenant shall lease from Landlord an additional 16,000 square feet (“RFO Premises”) within the Building located on the northern side of the current leased space (now collectively with the RFO Premises, the “Premises”). This additional square footage is a portion of the “RFO Space” described in Section 9.17 of the Lease.

2.            Rent. Rent for the RFO Premises shall be $5.75 per square foot, which equates to $92,000 per year, payable in equal monthly installments of $7,667, beginning April 1, 2007.

3.            Term. The Lease Term for the RFO Premises shall be one year, beginning April 1, 2007, and ending March 31, 2008. Tenant has no right to an extension of the Term for the RFO Premises, unless otherwise agreed upon by Landlord.

4.            Security Deposit. An additional $5,000 Security Deposit shall be paid to Landlord within five (5) business days of the execution of this Second Addendum by Tenant.

5.            Operating Expenses and Taxes. During the one-year Term of lease for the RFO Premises, Tenant’s proportionate share of the Operating Expenses and Taxes shall be 50%.

6.            Improvements. No additional improvements are required as of the time of execution of this Second Addendum.

7.            Ratification of Lease. Except as specifically herein modified, all other terms and conditions of the Lease shall remain unchanged and in full force and effect, and are hereby ratified by both Landlord and Tenant as if fully set forth in this Addendum.

IN WITNESS WHEREOF, the parties have duly executed this Second Addendum to Lease, under seal, effective as of the date first written above.

LANDLORD:		TENANT:

PREMIER FLEX CONDOS, LLC		FAIRFIELD & SONS LTD.

By: InterChange Group, Inc., its Manager

BY:	/s/ Devon C. Anders	BY:	/s/ Eric Eichmann
	Name: Devon C. Anders	Name:	Eric Eichmann
	Title: President	Title:	COO

Date:	4/23/07	Date:	4/16/07

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THIRD ADDENDUM TO LEASE

This Third Addendum to Lease, dated June 1, 2008, is attached to and forms a part of and amends that Lease dated February 20, 2006, between Premier Flex Condos, LLC, as Landlord, and Fairfield Language Technologies, Inc., as Tenant (the “Lease”).

BACKGROUND

(A)     Pursuant to the Lease, Tenant initially leased from Landlord 16,000 square feet (the “Original Premises”) within the Building located on a 5.08-acre parcel of land that is more particularly described as               which Lease expires on April 30, 2011; and

(B)      By Second Addendum to Lease, dated March 8, 2007, Tenant agreed to lease until March 31, 2008, an additional 16,000 square feet (the “RFO Premises”) within the Building located on the northern side of the Original Premises; and

(C)      Tenant continues to occupy the RFO Premises and desires to extend the lease of this space also until April 30, 2011; and

(D)      Tenant desires to lease an additional 8,000 square feet within the building until April 30, 2011; and

(E)      Tenant, through name change, became “Rosetta Stone Ltd.” on or about April 16, 2007, and desires that the Lease be amended to reflect the correct name of Tenant.

ADDITIONAL AND AMENDED LEASE TERMS

1.            Premises. Tenant shall lease from Landlord an additional 8,000 square feet within the Building (“Additional RFO Premises”), located on the south side of the Original Premises space. This additional square footage is a portion of the “RFO Space” described in the Lease. The Original Premises, RFO Premises, and Additional RFO Premises shall be known collectively as the “Premises” and shall total 40,000 square feet.

2.            Rent. Rent for this additional leased space shall be $6.165 per square foot, which equates to $246,600 per year, payable in equal monthly installments of $20,550, beginning June 1, 2008. This Rent shall be subject to the CPI increase as set forth in the Lease, which shall be applicable beginning May 1, 2009, the anniversary of the Lease Commencement Date.

The parties agree that Rent for the period of March 31, 2008 through May 31, 2008 is $16,719 per month.

3.            Term. The Lease Term for the Premises shall expire April 30, 2011, subject, however, to the Extension Option stated in the Lease.

4.            Security Deposit. No additional Security Deposit is to be paid to Landlord. However, the Security Deposits previously paid by Tenant to Landlord in the total amount of $12,500.00 shall continue to be held by Landlord, subject to the terms of the Lease.

5.            Operating Expenses and Taxes. Beginning June 1, 2008, Tenant’s Proportionate Share of the Operating Expenses and Taxes shall be $3,300.00 per month.

6.            Improvements. Landlord agrees to contract with Riddleberger Brothers, Inc. (the “Contractor”), to make certain air conditioning improvements to the Premises, which improvements are identified as such on Exhibit 1 to this Addendum (the “Landlord Improvements”). Exhibit 1 has been approved by Landlord and was accepted by Tenant on February 19, 2008, as noted on Exhibit 1.

Landlord shall not be responsible for the repair, replacement or maintenance of the Landlord Improvements, which shall be Tenant’s sole responsibility for the Term of the Lease, including any extensions, subject, however, to any warranty obligations of the contractor regarding such Landlord Improvements.

Upon installation, all Landlord Improvements shall become the property of Landlord, and Tenant disclaims any ownership interest in them.

Tenant understands and agrees that the construction of Landlord Improvements are at Tenant’s request and may cause some disruption of Tenant’s use of the Premises. Tenant agrees that no such disruption will result in or form the basis for any constructive eviction, eviction, abatement of rent or other claim against Landlord.

7.            Additional Rent. Tenant shall pay, as Additional Rent, the total sum of $134,371.00 for the cost of the Landlord Improvements. Such Additional Rent shall be paid in one lump sum to Landlord upon completion of Landlord Improvements by contractor and within five (5) days of billing by Landlord to Tenant.

Landlord shall have the same rights and remedies as apply to nonpayment of rent in the event any Additional Rent is not paid according to the terms set forth.

8.            Change Orders. Any change orders related to the Landlord Improvements must be approved in writing by Landlord. All costs relating to any changes shall be paid by Tenant and shall become part of Additional Rent and subject to those terms.

9.            Change of Tenant Name. The parties agree that the Tenant shall be identified as Rosetta Stone Ltd., which is the result of a name change made with the Virginia State Corporation Commission on or about April 16, 2007. Exhibit 2 verifies this name change.

10.          Ratification of Lease. Except as specifically herein modified, all other terms and conditions of the Lease shall remain unchanged and in full force and effect,

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and are hereby ratified by both Landlord and Tenant as if fully set forth in this Third Addendum.

IN WITNESS WHEREOF, the parties have duly executed this Third Addendum to Lease, under seal, effective as of the date first written above.

LANDLORD:	TENANT:

PREMIER FLEX CONDOS, LLC	ROSETTA STONE LTD.

By: InterChange Group, Inc., its Manager

BY:	BY:	/s/ Eric Eichmann
Name: Devon C. Anders	Name:	Eric Eichmann
Title: President	Title:	COO

Date:	Date:	10/7/08

Exhibits 1 and 2 To Be Attached

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